Exhibit 10.2

As Approved March 17, 2022:

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, Minnesota 55379

____________, 2022

[Randall D. Sampson][Randy Dehmer]

Via Email and DocuSign Only

Dear Randy:

The purpose of this Letter Agreement is to set forth our agreement in regard to your severance arrangement. Although your employment is “at will” and may be terminated by you or Canterbury Park Holding Corporation (“CPHC”) at any time for any reason, CPHC has agreed to provide you with a particular severance pay benefit in the event that (1) CPHC terminates your employment without Cause (as defined below) or (2) for the specified periods identified below following the date of this Letter Agreement or following a Change in Control (as defined below), you terminate your employment for Good Reason (as defined below).

Terms not otherwise defined in this letter (the “Letter Agreement”) shall have the meaning given such terms on Schedule 1, which is incorporated herein by reference. CPHC’s obligation to you under this Letter Agreement is, among the other requirements set forth below, subject to the condition that you execute or have executed a Restrictive Covenants Agreement in the form attached as Exhibit A, which is incorporated herein by reference (the “Restrictive Covenants Agreement”).

Specifically, we have agreed as follows:

1.	Severance.

(a)

If your employment is terminated by CPHC without Cause (other than during the twelve (12) month period following a Change in Control, including the date of the Change in Control), subject to the conditions stated in Section 1(c), CPHC will:

(i)	continue to pay your base salary in accordance with CPHC’s regular payroll practices for a period of six (6) months thereafter subject to applicable tax withholding;

(ii)

pay you an amount equal to the average of the short-term annual cash incentive bonus amounts you received with respect to the three complete calendar years prior to the date of your termination, such bonus payment, subject to applicable tax withholding, to be made in equal installments consistent with CPHC’s regular payroll practices over a period of six (6) months from the date of your termination; and

(iii)

if you are eligible for and elect COBRA or state continuation of the CPHC health, dental and group life insurance benefits, CPHC shall pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) six (6) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. You shall pay the remaining portion of the premiums for such benefits during such period and, if applicable, the full premium thereafter. Payment of the COBRA premium shall be made contemporaneous with the date the premiums are incurred and may not be exchanged for any other benefit or cash payment. Payment of premiums in one year will not affect the payment of premiums in any other year. In the event the payment of premiums under this paragraph would result in a discriminatory benefit under the Patient Protection and Affordable Care Act (the “Act”), the amount of the payment shall be treated as taxable income to you, or otherwise revised to comply with the Act, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.

(b)

If you resign (other than for Good Reason during the twelve (12) month period following a Change in Control, including the date of the Change in Control), if CPHC terminates your employment for Cause or if your employment terminates as a result of your death or disability, you shall be entitled to receive your base salary accrued but unpaid as of the date of termination, but shall not be entitled to receive any salary continuation benefit thereafter.

(c)

In case of termination without Cause, you shall be entitled to receive the amounts due you under Section 1(a) only upon your execution and delivery to CPHC of a general release with respect to any and all claims against CPHC and its officers, directors, employees, agents and shareholders, acceptable in form and substance to CPHC in all respects, and provided you continue to comply with the terms of the Restrictive Covenants Agreement with CPHC. CPHC will deliver the release to you no later than 5 business days following your termination of employment. If you do not execute the release within the time period set forth in the release, you will be deemed to have waived any right to payment under this Section 1. Any installment otherwise due prior to the execution of the release and expiration of the right to rescind will be paid to you as part of the first payment, which will occur 60 days after your termination of employment if the above conditions are satisfied.

2.

Change in Control. Subject to Section 3(d), if a Change in Control shall occur and if on the date of the Change in Control or within twelve (12) months following the Change in Control, your employment is terminated by CPHC without Cause or by you for Good Reason, CPHC shall:

(a)

Pay you a severance payment in cash in a single sum sixty (60) days of the date of termination equal to 100% of the sum of (i) your annual base salary and (ii) your Target Bonus in effect on such date (without giving effect to any reduction that results in your termination for Good Reason). For purposes of this Letter Agreement, “Target Bonus” shall mean the amount payable in cash under all short-term annual incentive compensation plans of CPHC in which you participate, waiving any condition precedent to the payment to you and assuming that the performance goals for the period were achieved at the 100% level. Payment shall be made sixty (60) days from the date of termination provided that the release required under Section 2(e) has become effective during such sixty (60)-day period following any applicable revocation period.

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(b)

If you are eligible for and elect COBRA or state continuation of the CPHC health, dental and group life insurance benefits, CPHC shall pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) twelve (12) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. You shall pay the remaining portion of the premiums for such benefits during such period.

(c)

Immediately prior to a Change in Control, all equity awards held by you, other than equity awards subject to performance criteria or goals and any options granted under the CPHC Employee Stock Purchase Plan, shall vest in full and all restrictions thereon shall lapse. The execution of this Letter Agreement by CPHC shall be deemed evidence of approval of the vesting of such awards as provided in the immediately preceding sentence for all purposes under CPHC’s Stock Plan.

(d)

The payments under this Section 2 shall be in lieu of any severance to which you are entitled under Section 1 and in no event shall you be entitled to amounts or benefits under both Section 2 and Section 1. Amounts paid under this Section 2 shall be subject to applicable tax withholding.

(e)

Notwithstanding anything herein to the contrary, you shall be entitled to receive the amounts due you under this Section 2 only upon your execution and delivery to CPHC of a general release with respect to any and all claims against CPHC and its officers, directors, employees, agents and shareholders, acceptable in form and substance to CPHC in all respects, and provided you continue to comply with the terms of the Restrictive Covenants Agreement with CPHC. CPHC will deliver the release to you no later than 5 business days following your termination of employment. If you do not execute the release within the time period set forth in the release, you will be deemed to have waived any right to payment under this Section 2. Any installment otherwise due prior to the execution of the release and expiration of the right to rescind will be paid to you as part of the first payment, which will occur 60 days after your termination of employment if the above conditions are satisfied.

3.	Tax Provisions. The payments and benefits under Section 1 and 2 of this Letter Agreement are subject to the following rules:

(a)	Each installment under Section 1(a) and (b) and Section 2(a) shall be considered a separate payment for purposes of Code §409A.

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(b)

For purposes of this Letter Agreement, “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and for purposes of Code §409A, each payment shall be considered a separate payment.

(c)

Payment of the COBRA premium shall be made contemporaneous with the date the premiums are incurred and may not be exchanged for any other benefit or cash payment. Payment of premiums in one year will not affect the payment of premiums in any other year. In the event the payment of premiums under this paragraph would result in a discriminatory benefit under the Act, the amount of the payment shall be treated as taxable income to you, or otherwise revised to comply with the Act, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.

(d)

In the event the vesting of options, together with all other payments and the value of any benefit received or to be received by you would result in all or a portion of such amount being subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) then the amount CPHC shall pay you shall be either (A) the full amount of such payments and the value of benefits received or to be received by you notwithstanding the provisions of this Section 2(d) (the “Full Payment”) or (B) such lesser amount as determined by CPHC in accordance with this Section 2(d) that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax. CPHC shall determine the order and amounts by which Full Payment is reduced. All determinations required to be made under this Section 2(d) shall be made by a nationally recognized accounting firm that is CPHC’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). CPHC shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to CPHC and you. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling you to any portion of the Full Payment and the Accounting Firm’s determination must be made within thirty (30) days of such notice. All fees and expenses of the Accounting Firm shall be borne solely by CPHC. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The determination by the Accounting Firm shall be final and binding on you and CPHC.

(e)

If on the date of your “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), you are a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under this Letter Agreement that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first day of the seventh month following your separation from service or the first date on which such payment would not be non-deductible as a result of Section 162(m) of the Code, whichever is later; or (ii) your death, and in the event any such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.

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4.

Arbitration. All disputes or claims arising out of or in any way related to this Letter Agreement, including the making of this Letter Agreement, shall be submitted to and determined by final and binding arbitration under the American Arbitration Association Rules for Resolution of Employment Disputes. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and shall be conducted by one arbitrator in Minneapolis, Minnesota who has experience in employment matters. Unless we agree to have the person to serve as arbitrator within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the single arbitrator shall be selected at the discretion of the American Arbitration Association. The arbitrator shall provide a reasoned decision and may award any remedy available at law or equity, including reasonable attorneys’ fees to the prevailing party. CPHC shall pay the costs of the arbitrator. The decision of the arbitrator shall be enforceable in any court of competent jurisdiction.

5.

Entire Agreement. This Letter Agreement constitutes our entire agreement and supersedes all prior discussions, understandings and agreements with respect to the subject matter of this Letter Agreement. This Letter Agreement shall be governed and construed by the laws of the State of Minnesota, without regard to its laws of conflicts of laws, and may be amended only in writing signed by both of us. Unless otherwise specifically provided herein, you will have such rights in respect of awards under the CPHC Annual Incentive Plan, Stock Plan, Long-Term Incentive Plan and Employee Stock Purchase Plan as provided by the terms of such awards and such plans, respectively, with no duplication in the amount of or types of payments or benefits to you in the event of termination of employment.

6.

Successors. This Letter Agreement shall not be assignable, in whole or in part, by you. This Letter Agreement shall be binding upon and inure to the benefit of CPHC and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of CPHC, and the successor shall be substituted for CPHC under this Letter Agreement.

7.

Amendment and Termination. CPHC reserves the authority, without your consent, to terminate or amend this Letter Agreement at any time upon at least sixty (60) days’ written notice specifying the date of termination or amendment; provided, however, that if a Change in Control occurs during the term of this Letter Agreement, no termination or amendment shall be effective earlier than the second anniversary of that Change in Control. Notwithstanding the foregoing, it is the intention of the parties that this Letter Agreement be exempt from Code §409A as either or both of a short term deferral or separation pay to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent any payment constitutes nonqualified deferred compensation, CPHC shall amend any such provision pertaining to such payment to comply with Code §409A and the regulations thereunder, in the least restrictive manner necessary, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.

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If this Letter Agreement accurately sets forth our agreement and understanding in regard to these matters, please sign this Letter Agreement where indicated below and return the executed letter to me for our files.

CANTERBURY PARK HOLDING CORPORATION

By:________________________________

Its:_________________________________

READ AND AGREED:

_____________________________

[Randall D. Sampson][Randy Dehmer]

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SCHEDULE 1

Definition of “Cause”:

“Cause” shall mean any one of the following:

1.

The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy (including the CPHC Code of Conduct and Ethics) or directive CPHC has in effect from time to time; provided that you shall have received notice of such failure and have failed to cure the same within ten days of such notice (to the extent curable).

2.

Any act on your part which is harmful to the reputation, financial condition, business or business relationships of CPHC or any of its subsidiaries, including, but not limited to, conduct which is (a) inconsistent with federal or state law respecting harassment of, or discrimination against, any employee of CPHC or any of its subsidiaries; (b) harmful to the reputation or business relationships of CPHC or any of its subsidiaries; (c) determined by the Board of Directors of CPHC to be detrimental to the public interest or integrity of horse racing in Minnesota or in any other jurisdiction in which CPHC or any of its subsidiaries operates; (d) reasonably likely to have an adverse effect on any gaming, horseracing or casino license held by CPHC or any of its subsidiaries; or (e) the basis for you being found (or reasonably likely to be found) disqualified or not suitable to hold a gaming, horseracing or casino license by a governmental authority in any jurisdiction where you are required to be found qualified, suitable or licensed based on the operations or planned operations of CPHC or any of its subsidiaries.

3.

A material breach of your fiduciary responsibilities to CPHC or any of its subsidiaries, such as embezzlement or the misappropriation of funds, business opportunities or properties of CPHC or any of its subsidiaries.

4.	Your conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud, dishonesty, misrepresentation or physical harm.

5.	A material breach of your Restrictive Covenants Agreement with CPHC.

Definition of “Change in Control”:

“Change in Control” shall mean the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

1.

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of CPHC representing 50% or more of the combined voting power of CPHC’s then outstanding voting equity securities; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from CPHC, (b) any acquisition by CPHC or by any other entity of which CPHC, directly or indirectly, owns 50% or more of the combined voting power of such entity’s voting equity securities, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CPHC or any affiliated company, or (d) any acquisition pursuant to a transaction that complies with the exception in section 4(a)-(c);

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2.

there ceases to be a majority of the Board of Directors of CPHC comprised of (a) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of CPHC; and (b) any new director who subsequently was elected or nominated for election by a majority of the directors who held office prior to a Change in Control;

3.

a sale or other disposition of all or substantially all of the assets of CPHC, other than (a) to an entity of which CPHC directly or indirectly owns 50% or more of the combined voting power of such entity’s voting equity securities, (b) to an entity in which the holders of CPHC voting equity securities immediately prior to the disposition own, directly or indirectly, 60% or more of the combined voting power in substantially the same proportions as their ownership of CPHC voting equity securities immediately prior to such transaction, or (c) as a result of a bankruptcy proceeding, dissolution or liquidation of CPHC;

4.

a reorganization, merger, statutory share exchange or consolidation or similar transaction involving CPHC or any of its subsidiaries, or the acquisition of assets or stock of another entity by CPHC or any of its subsidiaries (each, a “Business Combination”); provided, however, that, for purposes of this definition, a Business Combinations shall not constitute a Change in Control, if (a) the holders of CPHC voting equity securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting equity securities of the entity resulting from such Business Combination in substantially the same proportions as their ownership of CPHC voting equity securities immediately prior to such Business Combination, (b) no person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of CPHC or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting equity securities of the entity resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board of Directors of CPHC at the time of the execution of the initial agreement or of the action of the Board of Directors of CPHC providing for such Business Combination.

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Notwithstanding the foregoing definition, the term Change in Control will not include a sale of assets, merger or other Business Combination effected exclusively for the purpose of changing the domicile of CPHC.

If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” CPHC or “a change in the ownership of a substantial portion of the assets of” CPHC as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board of Directors of CPHC may, in its sole discretion and without your consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

Definition of “Good Reason”:

Good Reason for the twelve month period following a Change in Control shall mean, without your express written consent, any of the following:

(1)	a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or

(2)	a material reduction in your base compensation as in effect immediately prior to the Change in Control;

(3)

a material reduction in your opportunity to earn a cash bonus under the annual short-term incentive compensation plan of CPHC in which you participate as in effect immediately prior to the Change in Control (for the avoidance of doubt, specifically excluding any reduction in your opportunity to earn a cash bonus under any long-term incentive compensation plan of CPHC in which you participate);

(4)	a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);

(5)	a material change in the geographic location at which you must perform services for CPHC; or

(6)	any other action or inaction that constitutes a material violation of this Letter Agreement by CPHC;

provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (1) through (6) above within 15 days of the initial existence of the condition; (B) CPHC does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 15 days following the last day of the remedial period described above.

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